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                                                                   EXHIBIT 10.10





Edward N. Barol, Esquire
Dilworth, Paxson, Kalish & Kauffman
1735 Market Street, 32nd floor
Philadelphia, PA 19103

Dear Mr. Barol:

         You are hereby retained as counsel to the Board of Directors of Willoughby International. In such capacity, you will attend all board meetings, prepare agendas for the meeting, have prepared board minutes and resolutions and do all due diligence necessary for the various issues that may arise at the board meeting.

         We expect this retainer relationship to last for an extended period of time but, at a very minimum, it shall extend so long as there are directors of this company who are elected pursuant to a certain agreement dated even date herewith by and among this Company, W. E. Willoughby, Peggy S. Willoughby, et al. and Sylvia A. Pacholder, Dr. Asher O. Pacholder, Robin E. Pacholder, et al. entitled "Willoughby International Stockholders Agreement".

         Your compensation for such services will be the greater of the amount equal to the annual fee paid to each Willoughby International Director plus the amount received by a Willoughby International Director for attending all of the directors meetings (the "Advanced Amount"), or the amount of you and your staff's hourly rate for legal services rendered on behalf of Willoughby International.

         Willoughby International will pay you the Advanced Amount as nonrefundable advance against legal fees earned by you and your staff for services rendered as counsel to the Board of Directors of Willoughby International.
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         If this agreement meets with your approval, kindly sign a copy and return the same to me.

                                                         Respectfully submitted,



                                                         Asher O. Pacholder
                                                         Chairman of the Board


Agreed and Accepted:


By: _______________________________
            Edward N. Barol